Exhibit 5.1

April 16, 2010

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Ladies and Gentlemen:

Reference is made to our opinion dated January 22, 2010 and included as Exhibit 5.1 to the registration statement on Form S-3 (File No. 333-164485) (the “Registration Statement”) filed on January 22, 2010 by Hansen Medical, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 16, 2010 by the Company with the Commission pursuant to Rule 424 of the Act. This opinion is furnished to the Company in connection with the Prospectus Supplement and relates to the offering by the Company of up to 16,100,000 shares of the Company’s common stock, which includes an over-allotment option granted by the Company to the underwriter to purchase up to 2,100,000 additional shares of the Company’s Common Stock (collectively, the “Shares”), which are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

In connection with this opinion, we have examined the Registration Statement and the Prospectus Supplement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that the Shares, when sold and after receipt of payment therefore as contemplated in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issue and sale of the Shares and to the use of our name under the caption “Legal Matters” in the above referenced Prospectus Supplement, and in any amendment or supplement thereto.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP